UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 26, 2017

Green Dot Corporation
(Exact Name of the Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-34819	95-4766827
(Commission File Number)	(IRS Employer Identification No.)

3465 East Foothill Blvd Pasadena, CA 91107	(626) 765-2000
(Address of Principal Executive Offices)	(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2)

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On January 26, 2017, Green Dot Corporation (the “Company”) entered into a letter agreement (the “Goodwin Agreement”) with Lewis B. Goodwin to provide for the terms of his separation from the Company. In the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 31, 2016, the Company previously disclosed that Mr. Goodwin, one of the Company’s named executive officers for 2016, ceased serving as Chief Executive Officer of the Company’s subsidiary bank, Green Dot Bank, effective as of August 31, 2017.
Pursuant to the terms of the Goodwin Agreement, Mr. Goodwin’s employment with the Company terminated as of January 4, 2017 and the Company agreed to pay to Mr. Goodwin cash severance of $180,000, or six months of his base salary. The Company also agreed to pay to Mr. Goodwin the bonus to which he would have been entitled under the Company’s 2016 Executive Officer Incentive Bonus Plan had he served through the date that bonuses are paid to all other participants thereunder, with the payment of such bonus to be made at the same time other participants receive payment. In addition, the agreement provides that the vesting or settlement of stock options and restricted stock units held by Mr. Goodwin will be accelerated as though he remained employed through April 3, 2017. The Company has agreed to provide continued group health plan coverage through the Consolidated Omnibus Budget Reconciliation Act of 1995 (“COBRA”), for up to six months (measured from January 4, 2017) at the Company’s expense. Mr. Goodwin provided the Company and its affiliates a general liability release under the Goodwin Agreement and, assuming no revocation during the 7-day revocation right period under the Goodwin Agreement, the cash payments described above and the release will become binding and effective on February 3, 2017. Cash amounts payable as described above will be reduced by applicable tax withholding.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Number	Description
10.01	Terms of Separation of Employment, dated January 26, 2017, by and between the Company and Lewis Goodwin.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GREEN DOT CORPORATION

By:	/s/ John C. Ricci
John C. Ricci
General Counsel and Secretary

Date: February 1, 2017

Exhibit Index

Number	Description
10.01	Terms of Separation of Employment, dated January 26, 2017, by and between the Company and Lewis Goodwin.